CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Money Market Trust

We consent to the use of our reports, dated March 27, 2009, for the Evergreen California Municipal Money Market Fund, Evergreen Money Market Fund, Evergreen Municipal Money Market Fund, Evergreen New Jersey Municipal Money Market Fund, Evergreen New York Municipal Money Market Fund, Evergreen Pennsylvania Municipal Money Market Fund, Evergreen Treasury Money Market Fund and Evergreen U.S. Government Money Market Fund, each a series of the Evergreen Money Market Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

May 26, 2009